Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

Mark S. Sutton Elected International Paper Chairman and CEO

John V. Faraci to Retire

Other Promotions, New Assignments and Retirement Announced

MEMPHIS, Tenn. – September 8, 2014 – International Paper (NYSE: IP) today announced that the board of directors has elected Mark S. Sutton chief executive officer effective, November 1, 2014 and chairman of the board effective January 1, 2015. Sutton currently serves as president and chief operating officer responsible for leading and running the company’s global operations. Prior to his current role he was senior vice president, industrial packaging. “Mark Sutton’s election as CEO and chairman and the other changes we are announcing today reaffirm International Paper’s ongoing commitment to developing a strong, deep bench that will lead the company to an even more successful future,” said CEO and Chairman John V. Faraci. “Under Mark’s leadership, I am confident that International Paper’s best days are ahead.”

The company also announced the retirement of John V. Faraci, who has served as CEO and chairman of the board of directors since November 2003. Faraci led the transformation of International Paper that began in 2005, when the company included more than a dozen different businesses, from chemicals to real estate to forestry. IP sold its diverse assets and set a course to focus on its two core businesses, packaging and paper. Today, International Paper is strategically well-positioned and competing in attractive growth markets around the world. Faraci served in roles including president, executive vice president and chief financial officer before being named to the company’s top job. He will remain CEO until October 31 and chairman until December 31 and will serve as a special advisor until he retires February 28, 2015.

“The International Paper board of directors would like to thank John Faraci for his 40 years of dedicated service, including his leadership over the past decade as chairman and CEO,” said J. Steven Whisler, presiding director. “John’s personal integrity, vision and keen focus on value creation helped transform International Paper into a global packaging and paper leader, and his many contributions will positively impact the company and influence the industry for years to come.”

The company also announced the following moves.

Thomas G. Kadien was named senior vice president, human resources, communications and global government relations along with current responsibilities for supply chain and IP India, effective November 1, and will continue to report to Sutton. Currently, he is senior vice president, N.A. consumer packaging, with responsibilities for operations in India and China. Kadien has been with International Paper since 1978.

Paul J. Karre, senior vice president, human resources and communications, will retire following a period of transition. After working in a variety of corporate and global business human resource roles, he was appointed vice president, human resources, in July 2000. Karre became senior vice president, human resources and communications, in 2009. Karre has been with the company since 1974.

Timothy S. Nicholls was named senior vice president, industrial packaging effective November 1, and will continue to report to Sutton. Currently, he is senior vice president, printing and communications papers–the Americas. Nicholls’ previous positions included senior vice president and chief financial officer, vice president of finance, and vice president and CFO, IP Europe. He has been with International Paper since 1991.

William Hoel, who was acting senior vice president of industrial packaging, will resume his role as senior vice president, Container the Americas, reporting to Nicholls.

W. Michael Amick, Jr., was elected senior vice president, N.A. papers, pulp and consumer packaging, effective November 1, and will report to Sutton. Currently he serves as International Paper vice president and president, IP India, and as executive chairman, International Paper APPM Limited. Prior to his role in India, Amick was vice president and general manager for the coated paperboard business. He has been with International Paper since 1990.

Glenn R. Landau was elected International Paper senior vice president, effective November 1, and will continue as president, IP Latin America, with responsibilities for operations in Brazil, and will report to Sutton. Since 2013, Landau has served as International Paper vice president and president, IP Latin America. Previously, he served as vice president, investor relations, and as vice president and general manager, containerboard and recycling. He has been with the company since 1991.

Rampraveen Swaminathan was named president, IP India, effective November 1, and will report to Kadien. Currently, Swaminathan serves as IP vice president and managing director of IP APPM. Swaminathan was appointed a director of International Paper APPM Limited in January, 2012 and also as managing director and CEO of the company in March 2012.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through joint ventures; and (vii) our ability to achieve the benefits we expect from all strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About International Paper

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging and uncoated papers. Headquartered in Memphis, Tenn., the company employs approximately 65,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2013 were $29 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287.